Exhibit 99.1

The J. M. Smucker Company Announces Chief Financial Officer Succession Plan

Mark Belgya, Vice Chair and CFO, to retire September 1, 2020
Tucker Marshall, Vice President, Finance, to become CFO May 1, 2020

ORRVILLE, Ohio, November 13, 2019 -- The J. M. Smucker Company (NYSE: SJM) today announced that Mark Belgya, Vice Chair and Chief Financial Officer (CFO), has communicated his decision to retire September 1, 2020. Following a comprehensive internal and external search, Tucker Marshall, Vice President, Finance, has been elected to succeed Belgya as CFO, reporting to President and Chief Executive Officer, Mark Smucker.

Effective November 25, 2019, Marshall will become Senior Vice President and Deputy CFO and an elected Officer of the Company. He will succeed Belgya following the completion of the current fiscal year on May 1, 2020. Belgya will continue as Vice Chair until his retirement, ensuring a seamless transition.

“On behalf of the entire Board and leadership team, I want to thank Mark for his 35-year commitment to our Company, including serving as our CFO for the past 15 years,” said Smucker. “His guidance and leadership have been instrumental to the Company’s transformational sales growth from $2 billion to nearly $8 billion, and he has been at the center of the acquisitions and divestitures that have diversified and strengthened our portfolio of brands. His expertise and integrity is the benchmark for packaged food industry CFOs. It has been my great pleasure to partner with Mark, and we are beyond grateful for his leadership and innumerable contributions.”

Smucker continued, “Succession planning is a critical element of how we operate our business and develop our people. Over the last seven years, Tucker has become an integral part of the Smucker organization and brings significant financial management experience and a deep understanding of the Company to the role. He has the respect and confidence of his colleagues and the Board, and I am certain he will be an excellent CFO.”

Belgya joined the Company in Internal Audit in 1985 and subsequently held numerous financial leadership positions, including Corporate Controller and Treasurer. In 2005, he was promoted to CFO and then again to Vice Chair in 2016. Under Belgya’s leadership, the Company has developed a disciplined financial strategy and built a world-class Finance team. He is also a member of the Board of Directors of Fossil Group, Inc. and Hamilton Beach Brands Holding Company.

“I love Smucker and the people I’ve had the privilege to work with,” said Belgya. “As I look back on my career, I am extremely proud of the work we have done to transform the Company and position the business to deliver long-term value to shareholders. I’ve worked closely with Tucker over the last several years and know the Company will benefit from his leadership.”

Marshall joined the Company in 2012 following a career in investment banking and private equity where he gained diverse financial and capital markets experience. During his tenure at Smucker, he has established a leadership role in the finance organization, with responsibility for corporate accounting and financial reporting, accounting shared services and technology solutions, internal audit and compliance, financial planning and analysis, and investor relations. In these roles, he has worked closely with executive leadership on long-term strategic planning, including multiple M&A transactions.

Marshall graduated from Gettysburg College with a bachelor’s degree in economics, finance and accounting. In addition, he studied at the London School of Economics and received his master’s degree from Northwestern University’s Kellogg School of Management.

About The J. M. Smucker Company
Inspired by more than 120 years of business success and five generations of family leadership, The J. M. Smucker Company makes food that people and pets love. The Company’s portfolio of 40+ brands, which are found in 90 percent of U.S. homes and countless restaurants, include iconic products consumers have always loved such as Folgers®, Jif® and Milk-Bone® plus new favorites like Café Bustelo®, Smucker’s® Uncrustables® and Rachael Ray™ Nutrish®. Over the past two decades, the Company has grown rapidly by thoughtfully acquiring leading and emerging brands, while ensuring the business has a positive impact on its 7,000+ employees, the communities it is a part of and the planet. For more information about The J. M. Smucker Company, visit jmsmucker.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein except for Rachael Ray®, a registered trademark of Ray Marks Co. LLC, which is used under license.

Contact:
The J. M. Smucker Company: (330) 682-3000
Investors: Aaron Broholm, Vice President, Investor Relations
Media: Ray Hancart, Director, Communications and Media Relations

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